Exhibit 23.4

Consent of Independent Auditors

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3 No. 333-000000) and related Prospectus of Americold Realty Trust for the registration of its common shares and to incorporation by reference therein of our report dated March 10, 2018, with respect to the consolidated financial statements of China Merchants Americold Holdings Company Limited, included in the Annual Report (Form 10-K) of Americold Realty Trust for the year ended December 31, 2017, filed with the Securities and Exchange Commission.

/s/ Ernst & Young Hua Ming LLP

Shenzhen, the People’s Republic of China

February 22, 2019